Exhibit 10.9

7. Form of Restricted Stock Unit Award Agreement to Executives under the Company’s 2002 Stock Incentive Plan (non-competition with clawback for fraud in connection with material misstatements) (2009)

RESTRICTED STOCK UNIT AWARD

Award Number:

Award Date	Number of Units	Final Vesting Date

THIS CERTIFIES THAT UnitedHealth Group Incorporated (the “Company”) has on the Award Date specified above granted to

«Name»

(“Participant”) an award (the “Award”) to receive that number of restricted stock units (the “Restricted Stock Units”) indicated above in the box labeled “Number of Units,” each Restricted Stock Unit representing the right to receive one share of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Award and the UnitedHealth Group Incorporated 2002 Stock Incentive Plan (the “Plan”). A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

* * * * *

1. Rights of the Participant with Respect to the Restricted Stock Units.

(a) No Shareholder Rights. The Restricted Stock Units granted pursuant to this Award do not and shall not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 2, 3 or 4.

(b) Conversion of Restricted Stock Units; Issuance of Common Stock. No shares of Common Stock shall be issued to Participant prior to the date on which the Restricted Stock Units vest, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 2, 3 or 4. Neither this Section 1(b) nor any action taken pursuant to or in accordance with this Section 1(b) shall be construed to create a trust of any kind. After any Restricted Stock Units vest pursuant to Section 2, 3 or 4, the Company shall promptly cause to be issued shares of Common Stock in book-entry form, registered in Participant’s name or in the name of

Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole Restricted Stock Units, but in any event, within the period ending on March 15th of the year following the year in which the vesting event occurs (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Code), unless such payment is deferred in accordance with the terms and conditions of the Company’s non-qualified compensation deferral plans. The value of any fractional Restricted Stock Unit shall be paid in cash at the time shares of Common Stock are delivered to Participant in payment of the Restricted Stock Units.

2. Vesting. Subject to the terms and conditions of this Award, [            ]% of the Restricted Stock Units shall vest, and the restrictions with respect to the Restricted Stock Units shall lapse, on each of the [                    ], and [            ] anniversaries of the Award Date if Participant remains continuously employed by the Company or continues to serve on the Board of Directors of the Company until the respective vesting dates.

3. Early Vesting Upon Change in Control. Notwithstanding the other vesting provisions contained in Section 2, but subject to the other terms and conditions set forth herein, upon the effective date of a Change in Control, all of the Restricted Stock Units shall become immediately and unconditionally vested and exercisable, and the restrictions with respect to all of the Restricted Stock Units shall lapse. For purposes of this Award, a “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company.

4. Termination of Employment.

(a) Termination of Employment Generally. If, prior to vesting of the Restricted Stock Units pursuant to Section 2 or 3, Participant ceases to be an employee of the Company or any Affiliate, or ceases to serve on the Board of Directors of the Company, for any reason (voluntary or involuntary) other than (i) death or permanent long-term disability, or (ii) a termination that results in severance or separation pay being paid to Participant, and at the time of such termination Participant is not eligible for Retirement (as defined below), then Participant’s rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited on the date of termination.

(b) Death or Permanent Long-Term Disability. If Participant dies while employed by the Company or any Affiliate, or if Participant’s employment by the Company or any Affiliate is terminated due to Participant’s failure to return to work as the result of a permanent long-term disability which renders Participant incapable of performing his or her duties as determined under the provisions of the Company’s long-term disability insurance program applicable to Participant, then all unvested Restricted Stock Units shall become immediately vested, and the restrictions with respect to all of the Restricted Stock Units shall lapse, as of the date of such death or employment termination.

(c) Severance. If Participant is entitled to severance under the Company’s severance pay plan as in effect on the date hereof and the Participant is not eligible for Retirement (as defined below) at the time of termination of employment, then the Restricted Stock Units shall continue to vest, and the restrictions with respect to the Restricted Stock Units shall continue to lapse, for the period of such severance that Participant is eligible to receive. If Participant is entitled to severance under an employment agreement entered into with the Company, then vesting of the Restricted Stock Units, and lapsing of their restrictions, shall continue for the period of such severance that Participant is entitled to receive as of the date hereof. If Participant is entitled to separation pay other than under the Company’s severance pay plan or an employment agreement, then vesting of the Restricted Stock Units, and lapsing of their restrictions, shall continue for the lesser of (i) the period Participant would have received payments under the severance pay plan as in effect on the date hereof, had Participant been eligible for such payments or (ii) the period of separation pay. In any case, should Participant be paid in a lump sum versus bi-weekly payments, the Restricted Stock Units shall continue to vest for the period of time in which severance or separation pay would have been paid had it been paid bi-weekly. The rest of this Section 4(c) to the contrary notwithstanding, if any period of severance or separation pay described in Sections 4(c)(i), (ii) or (iii) is of a duration that would have the effect of causing any number of Restricted Stock Units to vest, and the restrictions with respect thereto to lapse, such that the underlying shares of Common Stock would be issued on a date that is after March 15th (the “Acceleration Date”) of the year following the calendar year in which the termination of employment occurs, then that number of Restricted Stock Units will automatically vest and the restrictions with respect thereto shall lapse within such time to ensure that the underlying shares of Common Stock will be issued to Participant on or prior to the Acceleration Date.

(d) Retirement. If the Participant’s employment by the Company or any Affiliate is terminated and at the time of termination is eligible for Retirement, then the vesting of the Restricted Stock Units shall continue as if such termination of employment had not occurred, subject to provisions set out in the section entitled “Forfeiture of Restricted Stock Units and Shares of Common Stock” below; provided the Committee or the Chief Executive Officer of the Company may accelerate the lapse of restrictions on such Restricted Stock Units to such an earlier date as the Committee or the Chief Executive Officer of the Company may establish in its or his or her discretion.

(e) For purposes of this Award, “Retirement” means the termination of employment of a Participant who is age 55 or older with at least ten years of Recognized Employment with the Company or any Affiliate other than by reason of (i) death or permanent long-term disability or (ii) Misconduct.

For purposes of this Award, “Recognized Employment” shall include only employment since the Participant’s most recent date of hire by the Company or any Affiliate, and shall not include employment with a company acquired by UnitedHealth Group or any Affiliate before the date of such acquisition.

For purposes of this Award, “Misconduct” shall mean a Participant’s (a) violation of, or failure to act upon or report known or suspected violations of, the Company’s Principles of Ethics and Integrity, or (b) commission of any illegal, fraudulent, or dishonest act or gross negligent or intentional misrepresentation in connection with the Participant’s employment.

5. Restriction on Transfer. Participant may not transfer the Restricted Stock Units except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules promulgated thereunder. Any attempt to otherwise transfer the Restricted Stock Units shall be void.

6. Forfeiture of Restricted Stock Units and Shares of Common Stock. This section sets forth circumstances under which Participant shall forfeit all or a portion of the Restricted Stock Units, or be required to repay the Company for the value realized in respect of all or a portion of the Restricted Stock Units.

(a) Violation of Restrictive Covenants. If Participant violates any provision of the Restrictive Covenants set forth in Section 7 below, then any unvested Restricted Stock Units shall be immediately and irrevocably forfeited without any payment therefor. In addition, for any Restricted Stock Units that vested within one year prior to Participant’s termination of employment with the Company or any Affiliate or at any time after such termination of employment, the Participant shall be required, upon demand, to repay or otherwise reimburse the Company (including by forfeiting any deferred compensation credits in respect of such Restricted Stock Units under the Company’s non-qualified compensation deferral plans) an amount having a value equal to the aggregate Fair Market Value of the shares of Common Stock underlying such Restricted Stock Units on the date the Restricted Stock Units became vested.

(b) Fraud. If the Board determines that Participant has engaged in fraud that, in whole or in part, caused the need for a material restatement of the Company’s consolidated financial statements, then any Restricted Stock Units that have not yet been settled in shares of Common Stock (including any deferred compensation credits under the Company’s non-qualified compensation deferral plans in respect of Restricted Stock Units that have previously become vested) shall be immediately and irrevocably forfeited without any payment therefore. In addition, for any Restricted Stock Units that became vested during the 12-month period following the first public issuance or filing with the Securities Exchange Commission (whichever occurs first) of the incorrect financial statements, Participant shall be required, upon demand, to repay or otherwise reimburse the Company (including by forfeiting any deferred compensation credits in respect of such Restricted Stock Units under the Company’s non-qualified compensation deferral plans) an amount having a value equal to the aggregate Fair Market Value of the shares of Common Stock underlying such Restricted Stock Units on the date the Restricted Stock Units became vested.

(c) In General. This section does not constitute the Company’s exclusive remedy for Participant’s violation of the Restrictive Covenants or commission of fraudulent conduct. The Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violations. The provisions in this section are essential economic conditions to the Company’s grant of Restricted Stock Units to Participant. By receiving the grant of Restricted Stock Units hereunder, Participant agrees that the Company may deduct from any amounts it owes Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company) to the extent of any amounts Participant owes the Company under this section. The provisions of this section and any amounts repayable by Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.

7. Restrictive Covenants. In consideration of the terms of this Award and Participant’s access to Confidential Information, Participant agrees to the Restrictive Covenants set forth below. For purposes of the Restrictive Covenants, the “Company” means UnitedHealth Group and all of its subsidiaries and other affiliates.

(a) Confidential Information. Participant has or will be given access to and provided with sensitive, confidential, proprietary and/or trade secret information (collectively, “Confidential Information”) in the course of Participant’s employment. Examples of Confidential Information include inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and data bases, analytical models, customer lists and information, and supplier and vendor lists and information. Participant agrees not to disclose or use Confidential Information, either during or after Participant’s employment with the Company, except as necessary to perform Participant’s duties or as the Company may consent in writing.

(b) Non-Solicitation. During Participant’s employment and for two years after the later of (i) the termination of Participant’s employment for any reason whatsoever or (ii) the last scheduled vesting date under Section 4, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)	Solicit any business competitive with the Company from any person or entity who (a) was a Company provider or customer within the 12 months before Participant’s employment termination and with whom Participant had contact to further the Company’s business, or for whom Participant provided services or supervised employees who provided those services, or (b) was a prospective provider or customer the Company solicited within the 12 months before Participant’s employment termination and with whom Participant had contact for the purposes of soliciting the person or entity to become a provider or customer of the Company, or supervised employees who had those contacts.

(ii)	Hire, employ, recruit or solicit any Company employee or consultant.

(iii)	Induce or influence any Company employee, consultant, or provider to terminate his, her or its employment or other relationship with the Company.

(iv)	Assist anyone in any of the activities listed above.

(c) Non-Competition. During Participant’s employment and for one year after the later of (i) the termination of Participant’s employment for any reason whatsoever or (ii) the last scheduled vesting date under Section 4, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)	Engage in or participate in any activity that competes, directly or indirectly, with any Company product or service that Participant engaged in, participated in, or had Confidential Information about during Participant’s employment.

(ii)	Assist anyone in any of the activities listed above.

(d) Because the Company’s business competes on a nationwide basis, the Participant’s obligations under this “Restrictive Covenants” section shall apply on a nationwide basis anywhere in the United States.

(e) To the extent Participant and the Company agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, Participant and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Restrictive Covenants contained herein.

By accepting this Restricted Stock Unit Award, Participant agrees that the provisions of this Restrictive Covenants section are reasonable and necessary to protect the legitimate interests of the Company.

8. Adjustments to Restricted Stock Units. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the Restricted Stock Units), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of shares of Common Stock Participant would have received upon vesting of the Restricted Stock Units; provided, however, that the number of shares into which the Restricted Stock Units may be converted shall always be a whole number.

9. Tax Matters.

(a) In order to comply with all applicable federal, state and local tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state and local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b) On each applicable vesting date, Participant will be deemed to have elected to satisfy Participant’s minimum required federal, state, and local payroll, withholding, income or other tax withholding obligations arising from the receipt of shares or the lapse of restrictions relating to the Restricted Stock Units, by having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations), unless, on or before the applicable vesting date, Participant notifies the Company that Participant has elected, and makes appropriate arrangements, to deliver cash, check (bank check, certified check or personal check) or money order payable to the Company.

10. Miscellaneous.

(a) This Award does not confer on Participant any right with respect to the continuance of any relationship with the Company or any Affiliate, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b) Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

(c) The Company shall not be required to deliver any shares of Common Stock upon the vesting of any Restricted Stock Units until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable have been and continue to be satisfied (including an effective registration of the shares under federal and state securities laws).

(d) An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

(e) If a court or arbitrator decides that any provision of this Award is invalid or overbroad, Participant agrees that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Award should be unaffected.

(f) Participant agrees that (i) legal remedies (money damages) for any breach of the Restrictive Covenants in Section 7 will be inadequate, (ii) the Company will suffer immediate and irreparable harm from any such breach, and (iii) the Company will be entitled to injunctive relief from a court in addition to any legal remedies the Company may seek in arbitration.

(g) The Restrictive Covenants in this Award and the provisions regarding the forfeiture of Restricted Stock Units and shares of Common Stock shall survive termination of the Restricted Stock Units.

(h) The validity, construction and effect of this Award and any rules and regulations relating to this Award shall be determined in accordance with the laws of the State of Minnesota (without regard to its conflict of law principles).

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